Exhibit 15.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Calliditas Therapeutics AB

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Calliditas Therapeutics AB and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019 and the results of its operations and its cash flows in each of the three years in the period ended December 31, 2020, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young AB

We have served as the Company’s auditor since 2004.

Stockholm, Sweden

April 27, 2021

Except for the addition of the financial statements for the year ended December 31, 2018, as to which the date is

January 14, 2022

Consolidated Statements of Income

		Year Ended December 31,
(SEK in thousands, except per share amounts)	Note	2020	2019	2018

Net sales	3	874	184,829	—

Research and development expenses	9,10	(241,371)	(149,826)	(99,260)
Administrative and selling expenses	6,8,9,10	(141,724)	(62,882)	(31,132)
Other operating income	4	2,501	4,385	—
Other operating expenses	5	—	(4,525)	(2,090)
Operating loss	7	(379,720)	(28,019)	(132,482)

Financial income	11	547	926	441
Financial expenses	12	(56,978)	(5,408)	(8)
Loss before income tax		(436,151)	(32,501)	(132,049)

Income tax expense	13	(360)	(77)	—

Loss for the year		(436,511)	(32,578)	(132,049)

Attributable to:
Equity holders of the Parent Company		(433,494)	(32,578)	(132,049)
Non-controlling interests		(3,017)	—	—
		(436,511)	(32,578)	(132,049)
Loss per share
Before and after dilution to ordinary equity holders of the Parent Company	14	(9.66)	(0.88)	(5.09)

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Consolidated Statements of Comprehensive Income

		Year Ended December 31,
(SEK in thousands)	Note	2020	2019	2018

Loss for the year		(436,511)	(32,578)	(132,049)

Other comprehensive income
Other comprehensive income/(loss) that may be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operations	21,25	(9,352)	(11)	6
Other comprehensive income/(loss) that may be reclassified to profit or loss in subsequent periods		(9,352)	(11)	6

Other comprehensive income/(loss) that will not be reclassified to profit or loss in subsequent periods:
Remeasurement gain on defined benefit plans	27	1,216	—	—
Other comprehensive income/(loss) that will not be reclassified to profit or loss in subsequent periods		1,216	—	—

Other comprehensive income/(loss) for the year		(8,137)	(11)	6

Total comprehensive loss for the year		(444,648)	(32,589)	(132,043)

Attributable to:
Equity holders of the Parent Company		(438,343)	(32,589)	(132,043)
Non-controlling interests		(6,305)	—	—
		(444,648)	(32,589)	(132,043)

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Consolidated Statements of Financial Position

		December 31,
(SEK in thousands)	Note	2020	2019

ASSETS
Non-current assets
Intangible assets	15,16	461,367	16,066
Equipment	17	163	104
Right-of-use assets	8	5,244	5,959
Non-current financial assets	18,20,30	2,225	1,939
Deferred tax assets	19	600	—
Total non-current assets		469,599	24,068

Current assets
Accounts receivables	21	—	46,586
Other current assets	20	22,801	2,719
Prepaid expenses	22	17,746	18,287
Cash	23	996,304	753,540
Total current assets		1,036,851	821,132

TOTAL ASSETS		1,506,450	845,200

EQUITY AND LIABILITIES
Equity	25
Share capital		1,998	1,548
Additional paid-in capital		2,133,179	1,274,664
Reserves		(6,090)	(45)
Retained earnings including net loss for the year		(918,596)	(488,096)
Equity attributable to equity holders of the Parent Company		1,210,491	788,071
Non-controlling interests		45,809	—
Total equity		1,256,300	788,071

Non-current liabilities
Provisions	15,26	55,361	175
Pension liabilities	27	8,296	—
Deferred tax liabilities	15,19	79,996	—
Other non-current liabilities	8,20	878	3,584
Total non-current liabilities		144,531	3,759

Current liabilities
Accounts payable	20,21	53,827	24,384
Current tax liabilities		518	77
Other current liabilities	8,20	9,888	3,394
Accrued expenses and deferred revenue	28	41,386	25,515
Total current liabilities		105,619	53,370

TOTAL EQUITY AND LIABILITIES		1,506,450	845,200

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Consolidated Statements of Changes in Equity

	Attributable to the Equity Holders of the Parent Company

					Retained
					Earnings
			Additional		Incl. Net		Non-
			Paid-in	Translation	Loss for		Controlling
(SEK in thousands)	Note	Share Capital	Capital	Reserve	the Year	Total	Interests	Total Equity
Opening equity January 1, 2018		667	352,959	(40)	(320,410)	33,176	—	33,176

Loss for the year		—	—	—	(132,049)	(132,049)	—	(132,049)
Other comprehensive income/(loss) for the year		—	—	6	—	6	—	6
Total comprehensive loss for the year		—	—	6	(132,049)	(132,043)	—	(132,043)

Transactions with owners:
New share issue		741	737,909	—	—	738,650	—	738,650
Costs attributable to new share issue		—	(54,433)	—	—	(54,433)	—	(54,433)
Premiums from warrants issuance	10	—	2,826	—	—	2,826	—	2,826
Share-based payments	10	—	29,999	—	—	29,999	—	29,999
Interest from capital contributions from shareholders		—	3,059	—	(3,059)	—		—
Total transactions with owners		741	719,360	—	(3,059)	717,042	—	717,042

Closing equity December 31, 2018		1,408	1,072,319	(34)	(455,518)	618,175	—	618,175

Opening equity January 1, 2019		1,408	1,072,319	(34)	(455,518)	618,175	—	618,175

Loss for the year		—	—	—	(32,578)	(32,578)	—	(32,578)
Other comprehensive income/(loss) for the year		—	—	(11)	—	(11)	—	(11)
Total comprehensive loss for the year		—	—	(11)	(32,578)	(32,589)	—	(32,589)

Transactions with owners:
New share issue		140	210,177	—	—	210,317	—	210,317
Costs attributable to new share issue		—	(10,915)	—	—	(10,915)	—	(10,915)
Premiums from warrants issuance	10	—	2,834	—	—	2,834	—	2,834
Share-based payments	10	—	249	—	—	249	—	249
Total transactions with owners		140	202,345	—	—	202,485	—	202,485

Closing equity December 31, 2019		1,548	1,274,664	(45)	(488,096)	788,071	—	788,071

Opening equity January 1, 2020		1,548	1,274,664	(45)	(488,096)	788,071	—	788,071

Loss for the year		—	—	—	(433,494)	(433,494)	(3,017)	(436,511)
Other comprehensive income/(loss) for the year		—	—	(6,045)	1,196	(4,849)	(3,288)	(8,137)
Total comprehensive loss for the year		—	—	(6,045)	(432,298)	(438,343)	(6,305)	(444,648)

Transactions with owners:
New share issue		397	890,990	—	—	891,388	—	891,388
Costs attributable to new share issue		—	(97,686)	—	—	(97,686)	—	(97,686)
Exercise of warrants		52	59,199	—	—	59,251	—	59,251
Share-based payments	10	—	6,012	—	—	6,012	—	6,012
Non-controlling interests from business combinations	15	—	—	—	—	—	136,084	136,084
Purchase of non-controlling interests		—	—	—	1,798	1,798	(83,970)	(82,172)
Total transactions with owners		449	858,515	—	1,798	860,763	52,114	912,877

Closing equity December 31, 2020	10,15,25	1,998	2,133,179	(6,090)	(918,596)	1,210,491	45,809	1,256,300

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Consolidated Statements of Cash Flows

		Year Ended December 31,
(SEK in thousands)	Note	2020	2019	2018

Operating activities
Operating loss		(379,720)	(28,019)	(132,482)
Adjustments for non-cash items	23	15,465	2,308	51
Interest received		1,912	926	6
Interest paid		(393)	(325)	(8)
Income taxes paid		(528)	—	—
Cash flow from operating activities before changes in working capital		(363,264)	(25,110)	(132,433)

Cash flow from changes in working capital
Changes in operating receivables		8,033	(53,546)	2,642
Changes in operating liabilities		46,050	7,645	1,600
Cash flow from operating activities		(309,181)	(71,011)	(128,191)

Investing activities
Acquisition of a subsidiary, net of cash acquired	15	(172,602)	—	—
Purchase of equipment	17	—	(118)	—
Investments in non-current financial assets	18	(5)	(1,888)	—
Purchase of intangible assets	16	—	(16,066)	—
Cash flow from investing activities		(172,607)	(18,072)	—

Financing activities
New share issue		891,388	210,317	738,650
Costs attributable to new share issue		(95,937)	(10,915)	(54,433)
Transaction costs, paid		—	(1,748)	—
Exercise of warrants		59,251	—	—
Premiums from warrants issuance		—	2,834	2,826
Purchase of non-controlling interests		(82,172)	—	—
Repayment of loans		(3,972)	(1,652)	(470)
Contributions from shareholders		—	—	29,999
Cash flow from financing activities		768,558	198,835	716,572

Net increase/(decrease) in cash		286,770	109,752	588,381
Cash at beginning of the year		753,540	646,175	57,352
Exchange-rate difference in cash		(44,006)	(2,387)	442
Cash at the end of the year	23	996,304	753,540	646,175

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Notes to Consolidated Financial Statements

(SEK in thousands, except per share amounts or as otherwise indicated)

Description of Business

Calliditas Therapeutics AB (publ) (“Calliditas” or the “Parent Company”), with corporate registration number 556659-9766, and its subsidiaries (collectively, the “Group”) conduct development activities in pharmaceuticals. These consolidated financial statements encompass the Group, domiciled in Stockholm, Sweden, and its subsidiaries for the year ended December 31, 2020, December 31, 2019 and December 31, 2018. Calliditas is clinical-stage biopharmaceutical company focused on identifying, developing and commercializing novel treatments in orphan indications, with an initial focus on renal and hepatic diseases with significant unmet medical needs. The registered address of the corporate headquarters is Kungsbron 1, D5, Stockholm, Sweden.

Calliditas was founded as a public limited liability company under the laws of Sweden on February 20, 2004 under the name Pharmalink AB and registered with the Swedish Companies Registration Office on April 15, 2004. As of December 31, 2020, Calliditas is the Parent Company of three subsidiaries located in Sweden, France and in the United States. The Swedish subsidiary is Nefecon AB which is conducting no operating activities. The subsidiary in the United States is Calliditas Therapeutics Inc which is conducting pre-commercialization activities in the United States. In November 2020, Calliditas acquired a controlling interest in Genkyotex SA located in France. For the year ended December 31, 2020, Pharmalink Oncology AS ceased through voluntary liquidation, as no operations were conducted.

The Board of Directors (the “Board”) originally approved, and authorized for issuance, these consolidated financial statements on April 27, 2021, which were presented for adoption at the Annual General Meeting on May 27, 2021. Subsequently, financial statements for the year ending December 31, 2018 were added, and this version, including three years of income, comprehensive income, cash flows and changes in shareholders equity, was approved and authorized for issuance on January 14, 2022.

Note 1 Significant Accounting Policies

Basis for Preparation

These consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS) published by the International Accounting Standards Board (IASB) as adopted by the European Union (EU). In addition, the consolidated financial statements comply with the recommendation of the Swedish Financial Reporting Board RFR 1, Supplementary Accounting Regulations for Groups.

The accounting policies stated below have, unless otherwise stated, been applied consistently over all periods presented in the consolidated financial statements. The Group’s accounting policies have been applied consistently by the Group’s companies. The consolidated financial statements provide comparative information in respect of the previous period.

Functional Currency and Reporting Currency

The Parent Company’s functional currency is Swedish Kronor (SEK), which is also the presentation currency of the Group. This means that the financial statements are presented in Swedish kronor (SEK) and all amounts, unless otherwise stated, are rounded to the nearest thousand (SEK 000s).

Basis for Valuation and Current versus Non-Current Classification

The consolidated financial statements have been prepared on a historical cost basis, except for certain financial assets (including derivative financial instrument) and contingent consideration that have been measured at fair value through profit or loss

The Group presents assets and liabilities in the statement of financial position based on current/non-current classification. An asset is current when it is expected to be realized within twelve months after the reporting period. All other assets are classified as non-current. A liability is current when it is due to be settled within twelve months after the reporting period. The Group classifies all other liabilities as non-current.

Basis for Consolidation

The consolidated financial statements comprise the financial statements of the Parent Company and its subsidiaries as of December 31, 2020. Control is achieved when the Parent Company has power over the investee, the Parent Company is exposed to or has rights to variable returns from its involvement in the investee, and the Parent Company has the ability to use its power over the investee to affect the amount of the investor’s returns, which normally means that the Parent Company owns more than half of the number of votes for all of the shares and participations.

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The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes of the control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

All subsidiaries are consolidated using the acquisition method. The cost of an acquisition is measured as the fair value of assets that have been provided as payment along with any liabilities taken over or which have arisen at the acquisition date. With the acquisition method, the fair value of acquired identifiable assets, assumed liabilities and contingent liabilities in a business combination, regardless of the scope of any non-controlling interest, are measured at fair value as of the acquisition date. Any surplus arising from the difference between cost and fair value of identifiable acquired assets, liabilities and contingent liabilities is recognized as goodwill. If the cost amount is less than the fair value of the acquired net assets, it is recognized in the consolidated statements of income.

Subsidiaries that were acquired during the financial year are included in the consolidated financial statements as soon as the controlling interest has been transferred to the Group. Subsidiaries that were disposed during the financial year are included in the consolidated financial statements up until the date when the controlling interest no longer exists.

For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative and selling expenses in the consolidated statements of income.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

New and Amended Standards and Interpretations

Updated standards and interpretations from IASB and IFRIC interpretations that came into effect for the year ended December 31, 2020 have had no material impact on the Group. The Group has not early adopted any standards, interpretations or amendments that have been issued but are not yet effective.

Future Standards and New Interpretations

Other future or altered standards or interpretations that the IASB has published are not expected to have any significant impact on the financial statements for the Group.

Revenue

The Group recognizes revenue as the identified performance obligations are performed. The Group’s revenue for the year ended December 31, 2020 consisted of revenues for the delivery of trial-related drugs within the framework of the out-licensing of Nefecon in connection with the agreement with Everest Medicines to Greater China and Singapore. Revenue for the provision of drugs for conducting clinical trials was recognized at a point in time, which occurred when control over the drug was transferred to Everest Medicines. Calliditas has completed all performance obligations within the agreement as of the delivery of study-related drugs to Everest Medicines for the year ended December 31, 2020. Variable remuneration (for example, attributable to future regulatory milestones) is not included in the transaction price while there is significant uncertainty as to whether these will occur. Revenue is recognized when these milestones occur. Compensation attributable to sales-based milestones or royalties are not recognized until the sale that results in the right to milestones or royalties arises.

Financial Income

Financial income consists of interest income and foreign exchange gains. Interest income is recognized in accordance with the effective interest method. Effective interest is the interest that discounts estimated future receipts and payments during a financial instrument’s anticipated duration to the financial asset’s or liability’s recognized net value.

The calculation contains all costs included in the effective interest paid by the parties to the contract, transaction costs and all other premiums and discounts. Dividends received are recognized when the right to receive a dividend has been established. Foreign exchange gains and losses are netted.

Research and Development

Research and development expenses consist primarily of costs incurred for the Group’s development activities, including the development of the Group’s product candidates. The Group expenses research and development costs as incurred. The Group recognizes external development costs based on an evaluation of the progress to completion of specific tasks using information provided by

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Calliditas’ service providers. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and are reflected in the consolidated financial statements as a prepaid expense or accrued expense. Research and development tax credits are recognized in Sweden and in France. In Sweden tax credits are recognized on social security costs and in France tax credits are recognized on accredited suppliers. These research and development tax credits are recognized as an offset to research and development expenses in the consolidated statements of income.

Administrative and Selling

Administrative and selling expenses consist of salaries and other related costs for personnel in the Group’s executive, finance, corporate and business development and administrative functions. Administrative and selling expenses also include professional fees for legal, patent, accounting, auditing, tax and consulting services, related travel expenses and facility-related expenses, which include allocated expenses for rent and maintenance of facilities and other operating costs.

Employee Benefits

Short-term benefits

Current employee benefits such as salaries, social security costs, vacation pay and bonuses are expensed during the period in which employees perform the service.

Pensions

The Group has both defined-contribution and defined-benefit pension plans, and most employees are covered by and recognized in the defined-contribution pension plans. Employees in France and Switzerland are covered by defined-benefit pension plans. All other employees were covered by defined-contribution pension plans. See Note 27 Pension Liabilities for more information.

Defined-contribution pension plans

A defined-contribution pension plan is a pension plan according to which the Group pays fixed premiums to a separate legal entity. The Group does not have any legal or informal obligation to pay further premiums if this legal entity does not have sufficient assets to pay the full remuneration to employees corresponding to their service during the current or previous periods. The Group therefore has no further risk. The Group’s obligations relating to fees for defined-contribution plans are expensed in profit or loss as they are accrued due to the employee performing services for the Group over a period.

Defined-benefit pension plans

In defined-benefit plans, the pension is determined as a percentage of the pensionable final salary, based on the employee’s length of service and average final salary. The Group is responsible for ensuring that the established benefits are paid out. The defined-benefit pension obligations are recognized in the consolidated statements of financial position as the net total of the estimated present value of the obligations and the fair value of the plan assets, which are recognized as a provision or a non-current financial receivable. For defined-benefit plans, pension expense and commitments are calculated using the applicable principles of IAS 19. This calculation is performed annually by independent actuaries. The Group’s obligations are measured at the present value of expected future payments.

Actuarial gains and losses may arise in connection with the determination of the present value of the obligations and the fair value of plan assets. These arise either because the fair value differs from the previous assumption, or the assumptions change. Actuarial gains and losses are recognized in the consolidated statements of comprehensive income in the period in which they arise. Interest expense, less the estimated return on plan assets, is classified as a financial expense. Other cost items in the pension expense are charged to operating profit.

Severance pay

An expense for remuneration in connection with termination of employment of personnel is recognized only if the Group is committed, without any realistic possibility of withdrawal, by a formal detailed plan to eliminate a position in advance of when that position would normally expire. When remuneration is paid as an offer to encourage voluntary termination of employment, the cost is recognized if it is probable that the offer will be accepted and the number of employees that will accept the offer can be reliably estimated.

Share-based payments

Share-based payments in the Group refers to option programs and performance-based share award programs, which are regulated by equity instruments. In cases where the fair value of the instrument exceeds what the employee paid, the difference is recognized as a personnel cost. The fair value of options is determined at the allotment date using the BlackScholes model for pricing of options. The valuation of the performance share awards is based on a discounted model with Monte Carlo simulation of the share price’s development for the share-related parts and with estimated probabilities for the outcome of the market conditions. The cost is recognized, together with a corresponding increase in equity, during the period in which the service conditions are met, up to and including, the date on which the employees concerned are fully eligible for compensation.

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Social security costs attributable to equity-related instruments to employees as remuneration for purchased services shall be expensed over the periods during which the services are performed. The cost should then be measured using the same valuation model used when the options were issued. The provision recognized must be revalued at each reporting period on the basis of a calculation of the social security costs that may be paid when the instruments are resolved.

Leases

The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group recognizes lease liabilities for future remaining lease payments and right-of-use assets representing the right to use the underlying assets.

Right-of-use assets

The Group recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received.

Right-of-use assets are depreciated on a straight-line basis over the estimated lease term, which currently is two to three years for the Group’s leases.

Lease liabilities

At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments less any lease incentives receivable and variable lease payments that depend on an index or a rate. In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the commencement date, because the interest rate implicit in the lease is not readily determinable. Following the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, or a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments). The Group’s lease liabilities are included in other non-current liabilities and other current liabilities in the consolidated statements of financial position (see Note 8 Leases and 20 Financial and Non-Financial Assets and Liabilities).

Short-term leases and leases of low-value assets

The Group applies the short-term lease recognition exemption to its short-term leases of equipment (i.e., those leases that have a lease term of twelve months or less from the commencement date). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered to be low value. Lease payments on short-term leases and leases of low value assets are recognized as an expense on a straight-line basis over the lease term.

Financial Expenses

Financial expenses mainly consist of realized and unrealized losses on foreign exchange derivative instruments and unrealized foreign exchange losses. Foreign exchange gains and losses are netted.

Taxes

Income tax comprises current tax and deferred tax. Income tax is recognized in net profit for the year, except when the underlying transaction is recognized in other comprehensive income or equity with the related tax effect recognized in other comprehensive income and in equity.

Current tax is the tax that is to be paid or received in the current year, with the application of the tax rates that have been enacted or substantively enacted by the end of the reporting period. Current tax also includes adjustments of current tax attributable to prior periods.

Deferred tax is recognized on all temporary differences that arise between the tax value of assets and liabilities and their carrying amounts. Temporary differences attributable to participations in Group companies is not recognized, since it is unlikely that such a reversal will take place in the foreseeable future.

The valuation of deferred tax is based on how the underlying assets or liabilities are expected to be realized or settled. Deferred tax is measured with the application of the tax rates and tax rules decided or announced on the closing date, and that are expected to apply

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when the deferred tax asset in question is realized or the deferred tax liability is settled. Deferred tax liabilities and deferred tax assets are offset as far as possible within the framework of local laws and regulations on taxation.

Deferred tax assets on deductible temporary differences and loss carryforwards are recognized only to the extent that it is probable that it will be possible to utilize these, or to the extent that there are temporary differences which these can be utilized to offset. A provision for deferred tax assets will be recognized when it is no longer deemed probable that they can be utilized.

Intangible Assets

Intangible assets in the Group consist of licenses and similar rights and goodwill.

Licenses and similar rights

The acquisition of Genkyotex SA resulted in the Group acquiring the rights to the NOX platform and the vaccine platform (SIIL agreement), as well as goodwill.

The NOX platform, including the lead compound setanaxib, enables the identification of orally available small molecules which selectively inhibit specific NOX enzymes that amplify multiple disease processes such as fibrosis and inflammation. The vaccine platform (SIIL agreement) is an out-license agreement with Serum Institute of India (SIIL) for the use of a vaccine technology.

In the prior year the Group had acquired the product candidate Budenofalk 3 mg oral capsule from the German pharmaceutical company Dr Falk Pharma GmbH for development of the pipeline portfolio related to orphan liver disease, such as AIH, in the United States.

Intangible assets with a finite useful life are recognized at initial recognition at cost less accumulated amortization and any accumulated impairment losses. Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. When determining the amortized amount of the assets, the residual value of the asset is taken into account, when applicable.

Goodwill

Goodwill arising in a business combination comprises the difference between the cost of the business combination and the fair value of identifiable assets acquired, liabilities assumed, and any contingent liabilities recognized at the acquisition date. Goodwill on business combinations is included in intangible assets and measured at cost less any accumulated impairment losses. Goodwill is allocated to the cash-generating units, which is the full Group, and tested annually for impairment requirement, or whenever there is any indication of impairment. There is no amortization of goodwill and impairment of goodwill is not reversed.

Research and development expenses

Development expenditures are recognized as an intangible asset when related development projects meet the criteria for capitalization. The most important criteria for capitalization are that the final product of the development process will generate future economic benefits or the ability of cost-savings capacity, including the technical feasibility of completing the intangible asset. Research and development expense are otherwise recognized as operating expenses. Market approval has not yet been obtained for the Group’s products and, accordingly, the Group deems that the conditions for capitalizing development expenditures are not met.

Amortization

Amortization of the intangible assets begins when the asset can be used, that is, when it is in the place and in the condition required to be able to use it in the manner intended by the Group’s management.

The Group’s expected finite useful life is:

- Licenses and similar rights – 6-15 years

Until market approval from regulatory authorities has been granted, amortization of “Licenses and Similar Rights” will not commence. As market approval has not yet been obtained, no other costs have been capitalized. Following market approval from regulatory authorities, “Licenses and Similar Rights” will be amortized on a straight-line basis over the expected useful life. Until a market approval of the product has been obtained, the asset is assessed for impairment at least once a year, or when there is an indication that the asset may be impaired.

Equipment

Equipment is recognized in the consolidated statement of financial position at cost less accumulated depreciation and impairment. Such cost includes the cost price and expenses directly attributable to the asset. Repairs and maintenance costs are expensed as incurred, while expenses for improvements are recognized as investments and added to the cost of the assets.

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An item of equipment and any significant part initially recognized is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of income when the asset is derecognized.

Depreciation

Equipment is depreciated on a straight-line basis over the expected useful life.

The Group’s expected useful life is:

- Equipment — 5 years

The residual values, useful lives, and methods of depreciation of equipment are reviewed at each financial year and adjusted prospectively, if appropriate. If there is an indication that an asset needs to be impaired, the asset is written down to its recoverable amount if this is lower than the carrying amount. The recoverable amount corresponds to the highest of net realizable value and value in use.

Impairment of Non-Financial Assets

Goodwill and intangible assets not yet available for use, are not amortized but the Group assesses for impairment at each reporting date, or when there is an indication that an asset may be impaired. Equipment that is depreciated is assessed for impairment whenever events or changes in circumstances indicate that the carrying amount is not recoverable.

An impairment loss is made by the amount by which the asset’s carrying amount exceeds its recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash generating units’ (“CGU”) fair value less costs of disposal and its value in use. The recoverable amount is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators.

The Group bases its impairment measurement on intangible assets on a probability-adjusted cash flow model. The value of licenses is measured by estimating the expected future cash flows and present value adjustments to take into account the development risk. The valuation takes into account cash flow from potential commercialization during the expected useful life and does not include calculation of any residual value thereafter. The most critical assumptions mainly consist of assumptions about the timing of potential commercialization, market size, market share and probability of reaching the market.

When assessing the impairment requirement for goodwill, this is grouped at the lowest levels for which there are separately identifiable cash flows. Calliditas has made the assessment that the Group’s operations as a whole comprise a cash-generating unit.

Impairment losses of continuing operations are recognized in the statement of income in expense categories consistent with the function of the impaired asset.

A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years.

Financial Assets and Financial Liabilities

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity. Financial instruments are classified at initial recognition, including on the basis of the purpose for which the instrument was acquired and managed. This classification determines the valuation of the instruments.

Initial recognition and measurement of financial assets

The Group’s financial assets consist of long-term receivables, derivatives, other current receivables and cash, all of which, except derivatives, are classified at amortized cost. Derivatives are classified at fair value through profit or loss.

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The instruments are classified into:

- Amortized cost, or

- Fair value through profit or loss

Financial assets at amortized cost are initially measured at fair value with the addition of transaction costs. Following the initial recognition, the assets are measured at amortized cost less a provision for losses on expected credit losses. Assets classified at amortized cost are held according to the business model to collect contractual cash flows that are only payments of capital amount and interest on the outstanding capital amount.

Initial recognition and measurement of financial liabilities

The Group’s financial liabilities consist of contingent consideration related to business combinations, accounts payable and other current liabilities, all of which, except contingent consideration, are classified as amortized cost. Contingent consideration related to business combinations is classified at fair value through profit or loss.

The instruments are classified into:

– Amortized cost, or

– Fair value through profit or loss

Financial liabilities at amortized costs are initially measured at fair value, net of transaction costs. Subsequently periods are measured at amortized cost using the effective interest (EIR) method. Financial liabilities classified at fair value are measured both initially and in subsequent periods at fair value in the Group’s consolidated statements of financial position, where changes in fair value are recognized in the Group’s consolidated statements of income. The components of the change in fair value relating to exchange rate effects are recognized in net financial items and other changes in fair value are recognized in operating profit or loss.

Recognition and derecognition

A financial asset or financial liability is recognized in the consolidated statement of financial position when the Group becomes a party in accordance with the contractual terms of the instrument. Debt is recognized when the counterparty has performed and a contractual obligation exists to pay, even if an invoice has not yet been received.

A financial asset is derecognized from the consolidated statement of financial position when the rights in the agreement are realized, expire or the Group loses control of them. A financial liability is derecognized from the consolidated statement of financial position when the contractual obligation is fulfilled or otherwise extinguished. The same applies to part of a financial asset or financial liability.

Gains and losses from derecognition from the consolidated statement of financial position are recorded in the consolidated statement of income.

A financial asset and financial liability are offset and recognized with a net amount in the consolidated statement of financial position only when there is a legal right to set off the amounts and that there is an intention to settle the items with a net amount or to simultaneously realize the asset and settle the debt.

Impairment of financial assets

The Group’s impairment model is based on expected credit losses and takes into account forward-looking information. The valuation of expected credit losses takes into account any collateral and other credit enhancements in the form of guarantees. See Note 21 Financial Risks for information on considerations relating to accounts receivable and deposits.

Cash

Cash are entirely comprised of cash at banks.

Equity

Common shares, other contributed capital and retained earnings are classified as equity. Financial instruments that meet the criteria for classification as equity are recognized as equity even if the financial instrument is legally structured as a liability. Transaction costs that are directly attributable to the issue of new shares or options are recognized net after tax in equity as a deduction from the issue proceeds.

Warrants

The Group has only issued warrants that were transferred at fair value. Premiums received for warrants granted to acquire shares in companies within the Group are recorded as additions to equity, based on the warrant premium, at the date when the warrant was transferred to the counterparty.

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Option Program

The Group has issued an option program which constitutes share-based payments. The cost for the remuneration that is recognized in a period is dependent on the original valuation that was made on the date on which the contracts with the participants in the incentive programs were concluded, the number of months of service required for vesting of their options (accruals are made over this period), the number of options that are expected to be vested under the terms of the plans and a continuous reassessment of the value of the tax benefits for the participants under the plans (for determining provisions for social security expenses). Those estimates which affect the cost in a period and the corresponding increase in equity mainly refer to inputs for the valuation of the options. All the options are classified as equity-settled, as vested options are settled in equity. When the options are exercised, the company issues new shares.

Provisions

A provision differs from other liabilities in that there is uncertainty about the time of payment or the amount of the amount to settle the provision. A provision is recognized in the statement of financial position when there is an existing legal or informal obligation arising from past events, and it is likely that an outflow of financial resources will be required to settle the obligation and a reliable estimate of the amount can be made. The amount recognized is the best estimate of what is required to settle the existing obligation on the balance sheet date. Where the effect of when payment is made in time is significant, provisions are calculated by discounting the expected future cash flow.

Contingent Liabilities

A contingent liability is disclosed when there is a possible commitment originating from events that have occurred and whose occurrence is confirmed by one or several uncertain future events. An obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events is not recognized as a liability or provision.

Foreign Currency

Transactions in foreign currency

Transactions in foreign currency are translated to the functional currency at the exchange rate on the date of the transaction. Monetary assets and liabilities in foreign currency are translated to the functional currency at the exchange rate that applies on the closing date. Exchange rate differences arising on translation are recognized in net profit for the year. Foreign exchange gains and losses on operating receivables and liabilities are recognized in operating profit, while foreign exchange gains and losses on financial receivables and liabilities are recognized as financial items.

Translation from foreign operations

Assets and liabilities in foreign operations are translated from the functional currency of the operations to the Group’s presentation currency at the exchange rate applicable on the closing date. Income and expenses in a foreign operation are translated to SEK at the average exchange rate which corresponds to an approximation of the exchange rates prevailing on each individual transaction date. Translation differences arising in the translation of foreign operations’ functional currencies are recognized in the consolidated statements of comprehensive income.

Earnings per Share

The calculation of earnings per share is based on the Group’s net loss for the year and on the weighted-average number of common shares outstanding during the year. In calculating earnings per share after dilution, earnings and the average number of shares are adjusted for the dilutive effects of potential common shares. Earnings per share is not adjusted for any dilution that results in a profit per share after dilution that is higher than profit per share before dilution, or loss per share that is lower than loss per share before dilution.

Cash Flow

The consolidated statement of cash flows is prepared in accordance with the indirect method. The recognized cash flow includes only transactions that involve inflows and outflows, divided into operating activities, investing activities and financing activities. Cash flows from inflows and outflows are recognized at gross amounts, except for transactions comprising large inflows and outflows that pertain to items that are traded quickly and have short terms.

Segment Information

An operating segment is a part of the Group that conducts business activities from which it can generate revenue and incur costs, and for which independent financial information is available. Identification of segments is based on internal reporting to the chief operating decision maker (“CODM”). The CODM for the Group is the Chief Executive Officer (“CEO”). The Group does not divide its operations into different segments and the CODM operates and manages the Group’s entire operations as one segment, which is consistent with the Group’s internal organization and reporting system. The Group’s revenue is attributable to the Parent Company in Sweden and the non-current assets are located in Sweden, France and Switzerland.

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Note 2 Significant Accounting Judgements, Estimates and Assumptions

The preparation of the Group’s consolidated financial statements in accordance with IFRS requires management to make judgements, estimates and assumptions that affect the recorded amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

Judgements, estimates and assumptions are evaluated on an ongoing basis. Changes in judgements, estimates and assumptions are recognized in the period the change has occurred if the change only affects that period, and future periods if the change affects both the current period and future periods.

Purchase Price Allocation

The valuation of identifiable assets and liabilities in connection with the acquisition of subsidiaries involves that items in the acquired company’s balance sheet as well as items that have not been recognized in the acquired company’s balance sheet should be valued at fair value. The valuation of NOX platform is based on the Multiple Excess Earnings Method (MEEM).

Intangible Assets

The Group’s intangible assets are essentially attributable to the Group acquiring the rights to the NOX platform and the vaccine platform (SIIL agreement), as well as goodwill in connection with the acquisition of Genkyotex SA. In addition, to the previous in-licensing agreement of Budenofalk 3mg oral capsule from the German pharmaceutical company Dr Falk Pharma GmbH. For goodwill and intangible assets not yet available for use the Group assesses for impairment at each reporting date based on their recoverable amounts, including key assumptions such as the timing of potential commercialization, market size, market share, probability of reaching the market and the discount rates. See below and Note 16 Intangible Assets and Impairment Testing.

Goodwill and intangible assets, not yet available for use

The Group conducts impairment testing, at least annually, for goodwill and intangible assets, not yet available for use, in accordance with the policy described in Note 1 Significant Accounting Policies. The recoverable amount of the cash-generating unit is determined by calculating the value in use. This calculation requires certain judgments and assumptions to be made, see Note 16 Intangible Assets and Impairment Testing. As of December 31, 2020, the Group’s goodwill amounted to SEK 47,252 and other intangible assets amounted to SEK 414,115. The impairment testing showed no impairment.

Capitalization of intangible assets

The Group capitalizes expenditures for the development of pharmaceuticals to the extent that it is expected to meet the criteria in accordance with IAS 38 — Intangible Assets. The decision to capitalize is based on significant judgments made by management, including the technical feasibility of completing the intangible asset so that it will be available for use or sale and assumptions used to demonstrate that the asset will generate probable future economic benefits (e.g., projected cash flow projections, discount rate). The Group’s expenditures for the development of pharmaceuticals was not deemed to meet the capitalization criteria for the year ended December 31, 2020 and was thus expensed. Capitalization of expenditures for the development of pharmaceuticals typically takes place late in Phase 3 (the final stage of clinical trials where the product is given to large groups of people to confirm effectiveness) and subsequent to market approval, or alternatively in conjunction with the initiation of pivotal studies, depending on when the criteria are deemed to have been met. The reason for this is that before then it is uncertain whether the expenditure will generate future economic benefits and that financing the completion of the asset is not yet guaranteed. Market approval have not yet been obtained for any products and, accordingly, the conditions for capitalizing development expenditures are not met.

Loss Carryforwards

The Groups tax losses carried forward have not been recognized as deferred tax assets in the statement of financial position as of December 31, 2020, except for such circumstances where there are future temporary differences that such losses can be used to offset. Deferred tax assets will be recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized.

The Group has identified an uncertain tax position in relation to the ability to use tax loss carried forward in France due to transactions performed historically. The related tax losses carried forward has not been recognized as deferred tax assets in the consolidated statements of financial position.

Assumptions for The Valuation of Pension Benefits

The valuation of pension commitments and pension expenses is based on the actuarial assumptions specified in Note 27 Pension Liabilities.

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Key Sources of Estimation Uncertainty

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year. The Group based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of the Group. Such changes are reflected in the assumptions when they occur.

Note 3 Revenue from Contracts with Customers

The Group’s revenues for the year ended December 31, 2020 consisted of revenues for the delivery of study-related drugs within the framework of the out-licensing of Nefecon in connection with the agreement with Everest Medicines to Greater China and Singapore. Revenue for the provision of drug for conducting clinical trials was recognized at a point in time, which occurred when control over the drug was transferred to Everest Medicines and has been measured by the acquisition price based on the cost of the goods, plus a fair market margin.

The Group has identified two performance obligations within the agreement:

1)	Out-licensing of the product candidate Nefecon in existing condition at the signing of the agreement, and
2)	Provision of drugs for conducting clinical trials.

The Group has completed all performance obligations within the agreement as of the delivery of study-related drugs to Everest Medicines for the year ended December 31, 2020.

Set out below is the Group’s revenue from contracts with customers:

	Year Ended December 31,
	2020	2019	2018
Type of goods or service
Out-licensing	—	184,829	—
Provision of drugs	874	—	—
Total	874	184,829	—

Geographical markets
China, Hong Kong, Macau, Taiwan and Singapore	874	184,829	—
Total	874	184,829	—

Note 4 Other Operating Income

	Year Ended December 31,
	2020	2019	2018
Exchange rate differences	2,501	4,385	—
Total	2,501	4,385	—

Note 5 Other Operating Expenses

	Year Ended December 31,
	2020	2019	2018
Exchange rate differences	—	4,464	2,090
Net loss on disposal of equipment	—	61	—
Total	—	4,525	2,090

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Note 6 Auditors’ Fee

	Year Ended December 31,
	2020	2019	2018
Ernst & Young AB
Audit services	4,449	645	509
Other audit activities	3,774	3,343	1,861
Other services	—	98	—
Total	8,223	4,086	2,370

KPMG
Audit services	102	—	—
Other audit activities	2,552	—	—
Total	2,654	—	—

Other auditors
Audit services	102	—	—
Total	102	—	—

Total audit fee	10,979	4,086	2,370

Audit assignments relate to the statutory audit of the financial statements and the accounts, as well as the management of the Board of Directors and the CEO. This includes other responsibilities that it is incumbent upon the company’s auditor to perform including providing advice or any other assistance that may result from observations in such review or the conduct of such other responsibilities.

Other auditing activities are those services in accordance with a special agreement on financial statements. Other services include advice on accounting issues and advice on processes and internal control.

Note 7 Costs According to Type of Cost

	Year Ended December 31,
	2020	2019	2018
Other external expenses	311,329	176,729	111,251
Personnel costs	68,943	34,157	19,090
Depreciation on equipment’s and right-of-use assets	2,823	1,822	51
Other operating expenses	—	4,525	2,090
Total	383,095	217,233	132,482

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Note 8 Leases

Right-of-use assets

	December 31,
	2020	2019
Opening balance	7,527	1,819
Additional agreements	98	7,527
Termination of agreement	—	(1,819)
Exchange differences	(8)	—
Additional agreements, through acquisition	1,978	—
Closing balance	9,595	7,527

Depreciation
Opening balance	(1,568)	—
Depreciation	(2,786)	(1,778)
Termination of agreement	—	210
Exchange differences	3	—
Closing balance	(4,351)	(1,568)

Net book value	5,244	5,959

Depreciation on right-of-use assets are included in the consolidated statements of income under Research and development expenses amounted to SEK 165 and SEK 0 for the year ended December 31, 2020 and 2019, respectively, and Administrative and selling expenses amounted to SEK 2,621 and SEK 1,778 for the year ended December 31, 2020 and 2019, respectively.

Lease liabilities

	December 31,
	2020	2019
Non-current lease liabilities	878	3,584
Current lease liabilities	3,908	2,486
Total	4,786	6,070

Lease liabilities are included in the consolidated statements of financial position under other non-current liabilities and other current liabilities. Changes in liabilities arising from financing activities, see Note 23 Cash for further information on leasing liabilities.

Maturity analysis on future lease liabilities

	December 31,
	2020	2019
<12 months	4,521	3,816
1-2 years	1,105	2,306
>2 years	—	533
	5,626	6,655

Future lease payments in accordance with the above are undiscounted and include variable fees.

The leases primarily comprise of leased premises for the Group. The lease agreements for leased premises have terms ending 2021, 2022 and 2023 respectively and can be extended unless one of the parties terminates the lease agreements. The Group cannot determine with reasonable certainty whether the extensions will take place based on the Group’s development and has therefore not expected utilization after the terms ending. Future lease payments are linked to the development in the CPI index, but with a limitation on negative

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index change. Index adjustments are included in the lease liability when they come into force and are then adjusted against the right-of-use asset. Lease of low-value assets consists mainly of storage and office equipment.

	Year Ended
	December 31,
	2020	2019
Interest expenses attributable to lease liabilities	388	307
Expenses attributable to short-term lease	731	265
Expenses attributable to leasing agreements with low value	103	96
Expenses attributable to variable lease payments that are not included in lease liabilities	344	187
This year's lease payments in the Group	4,930	2,343

Note 9 Employees and Personnel Costs

Average Number of Employees

	Year Ended December 31,
	2020		2019		2018
		Percentage		Percentage		Percentage
	Number of	of Male	Number of	of Male	Number of	of Male
	Employees	Employees	Employees	Employees	Employees	Employees
Parent Company
Sweden	16	44%	13	38%	10	30%
	16	44%	13	38%	10	30%
Subsidiaries
Switzerland	2	50%	—	—	—	—
United States	5	100%	1	100%	—	—
	7	86%	1	100%	—	—
Total for the Group	23	57%	14	43%	10	30%

Wages and Salaries, Pension Costs and Social Security Costs to the Board, Executive Management and Other Employees.

Wages and Salaries

	Year Ended December 31,
	2020	2019	2018
Parent Company
Board and executive management1)	19,211	13,109	9,875
Other employees	15,598	6,091	3,789

Subsidiaries
Board and executive management	3,184	2,973	—
Other employees	11,615	—	—
Total	49,608	22,173	13,664

1) Executive management includes CEO and other executive management.

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Social Security Costs and Pension Costs

	Year Ended December 31,
	2020	2019	2018
Parent Company
Pension costs for the Board and executive management	1,748	1,644	1,429
Pension costs to other employees	1,666	1,180	699
Social security costs	12,330	3,008	2,843

Subsidiaries
Pension costs for the Board and executive management	129	—	—
Pension costs to other employees	506	—	—
Social security costs	225	299	—
Total	16,604	6,131	4,971

Gender Distribution Among the Board and Executive Management

	Year Ended December 31,
	2020	2019	2018
Percentage of women on the Board	60%	33%	33%
Percentage of men on the Board	40%	67%	67%
Percentage of women among other executive management	33%	33%	43%
Percentage of men among other executive management	67%	67%	57%

Disclosures Regarding Total Remuneration of the Board and Executive Management

	Year Ended December 31, 2020
	Base Salary,		Variable	Other	Share-Based
	Board Fee	Pension Costs	Remuneration	Remuneration	Payments	Total
Chairman of the Board
Elmar Schnee	834	—	—	—	310	1,144

Board members
Thomas Eklund (until June, 2020)	72	—	—	—	43	115
Hilde Furberg	273	—	—	—	106	379
Lennart Hansson	281	—	—	—	106	387
Bengt Julander (until June, 2020)	58	—	—	—	—	58
Diane Parks	379	—	—	—	106	485
Molly Henderson (from June, 2020)	345	—	—	—	37	382

Executive management
CEO	3,401	678	1,357	—	1,094	6,530

Other executive management (5 people)	9,816	1,198	1,760	472	2,018	15,264
of which relates to subsidiaries	2,547	129	636	—	—	3,312
Total	15,459	1,876	3,117	472	3,820	24,744

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	Year Ended December 31, 2019
	Basic Salary,		Variable	Other	Share-based
	Board Fee	Pension Costs	Remuneration	Remuneration	Payments	Total
Chairman of the Board
Elmar Schnee	402	—	—	—	101	503

Board members
Thomas Eklund	280	—	—	—	37	317
Hilde Furberg	180	—	—	—	37	217
Lennart Hansson	102	—	—	—	37	139
Bengt Julander	102	—	—	—	—	102
Diane Parks	201	—	—	—	37	238
Olav Hellebø (until May, 2019)	58	—	—	—	—	58

Executive management
CEO	2,634	510	956	—	—	4,100

Other executive management (8 people)	8,927	1,134	1,991	4,701	—	16,753
of which relates to subsidiaries	2,382	—	591	—	—	2,973
Total	12,886	1,644	2,947	4,701	249	22,427

	Year Ended December 31, 2018
	Base Salary,		Variable	Other	Share-Based
	Board Fee	Pension Costs	Remuneration	Remuneration	Payments	Total
Chairman of the Board
Thomas Eklund	413	—	—	—	—	413

Board members
Olav Hellebø	160	—	—	—	—	160
Hilde Furberg	173	—	—	—	—	173

Senior executives
CEO	2,462	456	692	—	—	3,610

Other senior executives (7 people)	5,301	973	674	6,001	—	12,949
Total	8,509	1,429	1,366	6,001	—	17,305

Other Remuneration

Other remuneration comprises of fees for services rendered to the Parent Company. Management services purchased from Cordcom Consultants KB amounted to SEK 472, SEK 853 and SEK 951 for the year ended December 31, 2020, 2019 and 2018, respectively, and relates to the functions of a Head of Communications and Investor Relations that were outsourced to this entity. There were no services provided from Jedako Consult AB for the year ended December 31, 2020, but for the year ended December 31, 2019 and 2018 the Group purchased SEK 3,848 and SEK 3,425, respectively. The services provided related to the function of a Chief Medical Officer that were outsourced to this entity.

Remuneration of Executive Management

Remuneration of the CEO and other executive management comprises base salary, pension benefits, variable remuneration and remuneration in the form of consultancy fees. Other executive management comprise the five individuals who, together with the CEO, comprise Executive Management. Other executive management are: Chief Financial Officer, Chief Medical Officer, Vice President Regulatory Affairs, Head of North America, Commercial and Vice President Operations.

Pensions

All pension commitments are defined-contribution plans for executive management. The payments made by the Group for defined contribution plans are recognized as expense in the statements of consolidated operations for the period to which they relate. The age of

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retirement for the CEO is 65 and the pension premium is 20% of base salary. Pension commitments for other Swedish executive management are between 15% and 20% of base salary. The age of retirement is 65 for all other executive management. Defined-benefit pension plans occurs only if required by law or other regulations. In such cases, the defined-benefit level shall be limited to the mandatory level. There are no other pension obligations.

Variable Remuneration

Variable remuneration refers to a variable bonus based on a fixed percentage of base salary. Outcome is based on a vesting period of one year and depends on fulfillment of a combination of predetermined personal targets and business targets. The maximum outcome for the CEO and for other executive management is 60% according to the guidelines for remuneration to executive management.

Severance Pay

A notice period of six months applies if employment is terminated by the CEO. A notice period of twelve months applies if employment is terminated by the Group. The CEO is not entitled to separate severance pay but is eligible to receive a salary during the period of notice. A mutual notice period of three to twelve months, with salary paid, applies between the Group and executive management. No severance pay is paid to Board members.

Guidelines for Executive Remuneration

At the 2020 Annual General Meeting the most recently adopted guidelines for executive remuneration was approved. Remuneration within the Group shall be based on principles of performance, competitiveness and fairness. Executive management refer to the CEO and other members of the executive management, as well as board members. The guidelines shall apply to employment agreements concluded after the listing on Nasdaq Stockholm, as well as to changes in existing agreements after the listing.

The remuneration to the executive management may consist of fixed remuneration, variable remuneration, share and share price-related incentive programs, pension and other benefits. If local conditions justify variations in the remuneration principles, such variations may occur. The fixed remuneration shall reflect the individual’s responsibility and experience level. The fixed remuneration shall be reviewed annually. The executive management may be offered variable remuneration paid in cash. Such remuneration may not exceed 60 percent of the annual fixed remuneration. Variable remuneration shall be connected to predetermined and measurable criteria, designed with the aim of promoting the Groups long-term value creation. Remuneration and other terms of employment for the CEO are prepared by the Remuneration Committee and decided by the Board of Directors. Remuneration and other terms of employment for other members of the executive management are decided by the CEO, in accordance with principles decided by the Board of Directors and the Remuneration Committee.

The Board of Directors is entitled to deviate from the guidelines if the Board of Directors, in a certain case, deems that there are good reasons for the deviation. Decisions as to the current remuneration levels and other conditions for employment of the CEO and the other members of the executive management have been resolved by the Board of Directors. There are no previous payments that have not been due.

Note 10 Share-Based Payments

Warrants

The Group has two warrants programs, whereby personnel and certain other employees have purchased warrants at fair value with rights to acquire shares in the Parent Company. When warrant is exercised, the holder pays a subscription price and then receives one common share in the Parent Company. For the programs initiated in 2018 and 2019, the warrants can be exercised between January 1, 2022 and March 31, 2022 and between October 1, 2022 and December 31, 2022, respectively. If the warrant holder leaves the Group prior to exercise, the Group has the option to repurchase a certain number of warrants, depending on the time of leaving, at the lesser of fair value or the purchase price.

The warrants have been valued according to the Black & Scholes model, which means the value of the warrant depends on factors including the value of the underlying share, which in this case is the common share. For the programs initiated in 2018 and 2019, the observation period was short for the underlying share and the volatility was then based on the observation period with a discount as it normally decreases as the share’s history becomes longer. A discount was offered in all programs since the warrants are not listed. The risk-free interest rate is at the same level as Swedish government bonds with a corresponding term. Dividends are assumed to amount to zero during the period until the date of expiration.

Warrants Program 2018/2022

In 2018, a total of 856,586 warrants were issued to employees and key consultants in the Group. The warrants in the warrants program 2018/2022 can be exercised between January 1, 2022 and March 31, 2022, where each warrant gives the participant the right to subscribe for a new share in the company at a subscription price of SEK 74.30 per share.

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Warrants Program 2019/2022

In 2019, a total of 422,500 warrants were issued to employees and key consultants in the Group. The warrants in the warrants program 2019/2022 can be exercised between October 1, 2022 and December 31, 2022, where each warrant gives the participant the right to subscribe for a new share in the company at a subscription price of SEK 74.50 per share.

		Weighted-
		Average
	Accumulated No.	Exercise
Allotted Warrants	of Outstanding	Price, SEK
As of January 1, 2018	1,661,500	46
Exercised during the period	—	—
As of December 31, 2018	2,518,086	56
Exercised during the period	—	—
As of December 31, 2019	2,575,586	58
Exercised during the period	(1,296,500)	42
As of December 31, 2020	1,279,086	74

The allocated weighted-average exercise price for warrants that are outstanding amounts to SEK 74, SEK 58 and SEK 56 as of December 31, 2020, 2019 and 2018, respectively. During 2020, 5,186 warrants were exerciseed under the Warrant Program 2017/2020, where one warrant entitles to the subscription of 250 shares. The registration of the issue of shares amounted to 1,296,500 common shares.

	Warrants Outstanding as of			Inputs used for the Black & Scholes valuation
	December 31,	December 31,	December 31,	Exercise Price,	Price per		Value per Share				Expiration
Outstanding Warrants per Year	2018	2019	2020	SEK	Warrant in SEK		in SEK		Risk-Free Rate	Volatility	Date
Warrant program 2015/2019	365,000	—									4/30/2019
Warrant program 2017/2020	1,296,500	1,296,500	—	42.36	0.28		21.18		(0.42)%	27%	6/30/2020
Warrant program 2018/2022	856,586	856,586	856,586	74.30	3.29		46.50		(0.28)%	33%	3/31/2022
Warrant program 2019/2022	—	422,500	422,500	74.50	6.69	*	54.39	*	(0.55) %*	36%*	12/31/2022
Total	2,518,086	2,575,586	1,279,086

* Average value

Changes and holdings of warrants for the Board, CEO, other executive management and other employess and consultants on the opening and closing balance are presented below;

	Warrants Outstanding as of
Holder	January 1, 2018	Change	December 31, 2018	Change	December 31, 2019	Change	December 31, 2020
CEO Renée Lucander	369,500	350,000	719,500	195,000	914,500	(369,500)	545,000
Board member Thomas Eklund (until June, 2020)	111,250	—	111,250	—	111,250	(111,250)	—
Board member Hilde Furberg	29,500	—	29,500	—	29,500	(29,500)	—
Other executive management	538,500	188,586	727,086	107,500	834,586	(397,086)	437,500
Other employees, consultants and external parties	612,750	318,000	930,750	(245,000)	685,750	(389,164)	296,586
Total	1,661,500	856,586	2,518,086	57,500	2,575,586	(1,296,500)	1,279,086

Option Program

ESOP 2020

In 2020, Calliditas implemented an option program for employees and key consultants in Calliditas. The options were allotted free of charge to participants of the program. The options have a three-year vesting period calculated from the allotment date, provided that, with customary exceptions, the participants remain as employees of, or continue to provide services to, Calliditas. Once the options are vested, they can be exercised within a one-year period.

Each vested option entitles the holder to acquire one share in Calliditas at a predetermined price. The price per share is to be equivalent to 115% of the weighted average price that the company’s shares were traded for on Nasdaq Stockholm during the ten trading days preceding the allotment date. The options have, at the time of issue, been valued according to the Black & Scholes valuation model.

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Changes and holdings of options for CEO, other executive management and other employess and consultants on the opening and closing balance are presented below:

				Options Outstanding as of
Holder	January 1, 2018	Change	December 31, 2018	Change	December 31, 2019	Change	December 31, 2020
Renée Aguiar-Lucander, CEO	—	—	—	—	—	225,000	225,000
Other executive management	—	—	—	—	—	415,000	415,000
Other employees and consultants	—	—	—	—	—	449,000	449,000
Total	—	—	—	—	—	1,089,000	1,089,000

Calculation of fair value of option program (ESOP 2020)

The fair value on the allotment date was calculated using an adapted version of the Black & Scholes valuation model, which takes into consideration the exercise price, the term of the options, share price on the allotment date and expected volatility in the share price, and risk-free interest for the term of the options.

			Fair Value upon			No. of Shares
			Issue of the Options,	Exercise		covered by
	Grant Date	Exercise Date	SEK	Price, SEK	Volatility	Options
ESOP 2020:1	July 1, 2020	July 1, 2023	22.14	121.43	39.6%	974,000
ESOP 2020:2	September 17, 2020	September 17,	22.50	116.78	41.6%	115,000
		2023
						1,089,000

The total cost of the outstanding option program is presented below. These costs do not affect the Groups consolidated statement of cash flows. The Group has 1,500,000 warrants which are set aside to secure the delivery of shares in connection with the utilization of the option program. For additional information see Note 25 Equity.

	Year Ended December 31,
	2020	2019	2018
Share-based payments	5,304	—	—
Provisions attributable to social security costs (Share-based payments)	3,164	—	—
Total	8,468	—	—

Share-Based Payments

Board LTIP 2019

This is a performance-based long-term incentive program for certain members of the Board of Directors in Calliditas. A total of 51,399 share awards is outstanding for the incentive program 2019. The share awards are gradually vested over three years until the AGM 2022 or June 1, 2022, whichever is the earliest, based on the development of Calliditas share price during the period from May 8, 2019 through on June 1, 2022. The share awards are vested by 1/3 at the end of each period, provided that the participant is still a member of the Board of Calliditas that day.

In addition to these conditions for vesting, the share awards are subject to performance-based vesting based on the development of Calliditas share price. If Calliditas share price has increased by more than 60 percent, 100 percent of the share awards shall be earned, and if the share price has increased by 20 percent, 33 percent of the share awards shall be vested. In the event of an increase in the share price by between 20 and 60 percent, vesting will be linear. If the share price has increased by less than 20 percent, no vesting will take place. Each share award entitles the holder to receive a share in Calliditas free of charge, provided that the holder is still a member of the Board of Calliditas at the relevant vesting date.

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Changes and holdings of share awards for the Board on the opening and closing balance are presented below:

	Share Awards Outstanding as of
Holder	January 1, 2018	Change	December 31, 2018	Change	December 31, 2019	Change	December 31, 2020
Elmar Schnee, Chairman of the Board	—	—	—	23,236	23,236	—	23,236
Thomas Eklund, Board member (until June, 2020)	—	—	—	8,449	8,449	(5,633)	2,816
Hilde Furberg, Board member	—	—	—	8,449	8,449	—	8,449
Lennart Hansson, Board member	—	—	—	8,449	8,449	—	8,449
Diane Parks, Board member	—	—	—	8,449	8,449	—	8,449
Total	—	—	—	57,032	57,032	(5,633)	51,399

Calculation of fair value of share-based payments (Board LTIP 2019)

Fair value at grant day has been measured using a Monte Carlo simulation of future share price developments. The simulated share price trend has been used to both calculate the outcome of the program and the value of each share at the time of acquisition (present value adjusted to the grant date).

		Fair Value	Number
	Exercised	at Grant	of Share
	Date	Date	Awards
Board LTIP 2019	June 1, 2022	22.49	51,399

The total cost of the outstanding share-based payments is presented below. These costs do not affect the Groups consolidated statement of cash flows. The Group has 70,000 warrants which are set aside to secure the delivery of shares in connection with the utilization of the Board LTIP 2019. For additional information see Note 25 Equity.

	Year Ended December 31,
	2020	2019	2018
Share-based payments	440	249	—
Provisions attributable to social security costs (Share-based payments)	1,426	175	—
Total	1,866	424	—

Board LTIP 2020

This is a performance-based long-term incentive program for certain members of the Board of Directors in Calliditas. A total of 31,371 share awards is outstanding for the incentive program 2020. The share awards are gradually vested over three years until the AGM 2023 or July 1, 2023, whichever is the earliest, based on the development of Calliditas share price during the period from the date the share awards are allocated (grant date) up to and including the day before the vesting date. The share awards are vested by 1/3 at the end of each period, provided that the participant is still a member of the Board of Calliditas that day.

In addition to these conditions for vesting, the share awards are subject to performance-based vesting based on the development of Calliditas share price. If Calliditas share price has increased by more than 60 percent, 100 percent of the share awards shall be earned, and if the share price has increased by 20 percent, 33 percent of the share awards shall be vested. In the event of an increase in the share price by between 20 and 60 percent, vesting will be linear. If the share price has increased by less than 20 percent, no vesting will take place. Each share award entitles the holder to receive a share in Calliditas free of charge, provided that the holder is still a member of the Board of Calliditas at the relevant vesting date.

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Changes and holdings of share awards for the Board on the opening and closing balance are presented below:

				Share Awards Outstanding as of
	January		December		December		December
Holder	1, 2018	Change	31, 2018	Change	31, 2019	Change	31, 2020
Elmar Schnee, Chairman of the Board	—	—	—	—	—	14,063	14,063
Hilde Furberg, Board member	—	—	—	—	—	4,327	4,327
Lennart Hansson, Board member	—	—	—	—	—	4,327	4,327
Diane Parks, Board member	—	—	—	—	—	4,327	4,327
Molly Hendersson, Board member	—	—	—	—	—	4,327	4,327
Total	—	—	—	—	—	31,371	31,371

Calculation of fair value of share-based payments (Board LTIP 2020)

Fair value at grant day has been measured using a Monte Carlo simulation of future share price developments. The simulated share price trend has been used to both calculate the outcome of the program and the value of each share at the time of acquisition (present value adjusted to the grant date).

		Fair Value at	Number of
	Exercised Date	Grant Date	Share Awards
Board LTIP 2020	July 1, 2023	33.97	31,371

The total cost of the outstanding share-based payments is presented below. These costs do not affect the Groups consolidated statement of cash flows. The Group has 40,000 warrants which are set aside to secure the delivery of shares in connection with the utilization of the Board LTIP 2020. For additional information see Note 25 Equity.

	Year Ended December 31,
	2020	2019	2018
Share-based payments	267	—	—
Provisions attributable to social security costs (Share-based payments)	207	—	—
Total	474	—	—

Note 11 Financial Income

	Year Ended December 31,
	2020	2019	2018
Interest income	547	926	6
Exchange rate differences	—	—	435
Total	547	926	441

Note 12 Financial Expenses

	Year Ended December 31,
	2020	2019	2018
Interest on lease liabilities	(388)	(307)	—
Other interest expenses	(5)	(18)	(8)
Exchange rate differences	(53,267)	(2,383)	—
Changes in FX options measured at fair value	(3,318)	(2,700)	—
Total	(56,978)	(5,408)	(8)

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Note 13 Income Tax Expense

	Year Ended December 31,
	2020	2019	2018
Current income taxes	(1,035)	(77)	—
Deferred tax	675	—	—
Income tax expense recognized in the consolidated statements of income	(360)	(77)	—

	Year Ended December 31,
	2020	2019	2018
Reconciliation of effective tax rate
Accounting loss before income tax	(436,151)	(32,501)	(132,049)
Tax in accordance with applicable tax rate in Sweden 21,4% (21,4%)	93,336	6,955	29,051

Tax effect of:
Effect of other tax rates for foreign subsidiaries	680	2	—
Tax attributable to non-deductible tax losses carried forward and unrecognized deferred tax assets	(91,725)	(6,316)	(29,069)
Non-deductible expenses	(2,652)	(782)	(35)
Non-taxable income	1	64	53
Income tax expense recognized in the consolidated statements of income	(360)	(77)	—

At the effective income tax rate	0%	0%	0%

The Group has costs attributable to new share issue amounted to SEK 97,686, SEK 10,915 and SEK 54,43 for the year ended December 31, 2020, 2019 and 2018, respectively, which are recognized directly against equity. These costs are deductible for tax purposes.

The Group has SEK 2,704,803, SEK 578,117 and SEK 535,802 of tax losses carried forward for which deferred tax assets have not been recognized in the statement of financial position as of December 31, 2020, 2019 and 2018, respectively, except for such circumstances where there are future temporary differences that such losses can be used to offset. The tax losses carried forward are allocated between Sweden of SEK 1,085,430, France of SEK 995,093 and Switzerland of SEK 624,280, where the tax losses carried forward in Sweden and France may be carried forward indefinitely, but in Switzerland there is a time limit of seven years. Deferred tax assets will be recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized, or to the extent that there are temporary differences which these can be utilized to offset.

Note 14 Earnings per Share

	Year Ended December 31,
	2020	2019	2018
Loss per share before and after dilution
Net loss for the year attributable to equity holders of the Parent Company	(433,494)	(32,578)	(132,049)
Weighted-average number of common shares outstanding	44,873,448	36,940,587	25,948,037
Loss per share before and after dilution	(9.66)	(0.88)	(5.09)

For calculation of earnings per share after dilution, the weighted-average number of outstanding ordinary shares is adjusted for the dilution effect of all potential ordinary shares. The Parent Company has a category of potential common stock with dilution effect: stock options. These potential common shares are attributable to the options and performance shares granted during the years 2018 – 2020. For additional information see Note 10 Share-Based Payments. If the profit for the year is negative, the options are not considered dilutive. The options also do not impact the numerator in the earnings per share calculation, including the addition of the value of remaining future services to report during the vesting period, exceeding the average market price for the period. There is no dilution effect for issued warrants and options with entitlement to subscribe to 2,368,086 shares, since the Group is in a loss position for the year ended December 31, 2020, December 31, 2019 and December 31, 2018, respectively. Further, there is no dilution effect for issued share awards with entitlement to receive 82,770 shares, due to performance-based vesting.

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For disclosures regarding the number of outstanding shares, refer to Note 25 Equity.

Note 15 Business Combinations

On November 3, 2020, Calliditas acquired a controlling interest in Genkyotex SA, a biopharmaceutical company specializing in NOX therapies with offices in France and Switzerland. Its unique platform enables the identification of orally available small molecules which selectively inhibit specific NOX enzymes that amplify multiple disease processes such as fibrosis and inflammation. The purpose of the acquisition is that it adds a late-stage orphan pipeline asset and platform in inflammation and fibrosis to the Groups product portfolio in orphan diseases.

Calliditas acquired 7,236,515 ordinary shares of Genkyotex from Genkyotex’s largest shareholders and management team (the “Block Sellers”), representing 62.7 percent of the share capital and voting rights for SEK 204,867 (EUR 19,747) in cash at EUR 2.73 per share. The acquisition date was November 3, 2020, when Calliditas acquired a controlling interest over Genkyotex. The acquisition resulted in recognition of goodwill for SEK 48,839 (EUR 4,708). Goodwill is mainly justified by access to new attractive clinical areas. No recorded goodwill is expected to be tax deductible.

After the acquisition of the controlling interest, a mandatory simplified cash tender offer was launched of EUR 2.80 and non-transferable contingent rights, per share to the remaining shareholders in Genkyotex. In the final outcome after the acceptance period, 2,885,161 shares have been tendered into the offer, for which an acquisition price of SEK 82,172 (EUR 8,078). As a result Calliditas controls a total of 10,121,676 shares in Genkyotex, which corresponds to 86.2 percent of the share capital and the total number of votes in Genkyotex as of December 31, 2020. Purchase of non-controlling interests after the business combination have been recognized under financing activities in the consolidated statements of cash flows.

In addition to this there are potential future milestone payments relating to contingent consideration amounting to a maximum of EUR 55 000, subject to future regulatory approvals of setanaxib. The fair value of contingent consideration is measured at Level 3 of the fair value hierarchy. Contingent consideration is recognized as a financial liability in the consolidated statements of financial position, which is revalued at fair value each reporting period. Any revaluation gains and losses are recognized in the consolidated statements of income. See Note 26 Provisions.

Acquisition costs during the financial year amounted to SEK 8,118, which are recognized under administrative and selling expenses in the consolidated statements of income and under operating activities in the consolidated statements of cash flows. Acquisition costs are expensed in the consolidated statements of income when they occur.

There was no business combination for the year ended December 31, 2019 and December 31, 2018.

							Operating Loss
			Acquired Owner-		Operating Loss	Sales for the Year	for the Year
			ship Share as of	Sales during the	during the	Ended December	Ended December
Company	Operation	Acquisition Date	December 31, 2020	Holding Period	Holding Period	31, 2020	31, 2020
Genkyotex SA	Biopharmaceutical	November	86.2%	—	(20,698)	—	(143,447)
	company	2020
	specializing in
	NOX therapies

Purchase price
Cash	204,867
Contingent consideration	50,614
Total	255,481

Fair value of the 7,236,515 ordinary shares purchased as part of the purchase price for Genkyotex S.A. (SEK 204,867) was based on the agreed share price of EUR 2.73 per share. Non-controlling interests are based on fair value utilizing the listed share price of the share in the acquired company at the acquisition date, which was EUR 3.02. For the year ended December 31, 2020, acquisition costs

29

amount to SEK 8,118, of which SEK 7,020 is attributable to the acquisition of the controlling interest. All costs are directly attributable to the acquisition of Genkyotex SA.

Fair Value
Fair Value
The assets and liabilities recognized in conjunction with the acquisition are as follows:
Intangible assets: NOX Platform	382,521
Intangible assets: Other licenses	28,893
Non-current assets	2,438
Other current assets	10,022
Cash	32,265
Pension liabilities	(9,410)
Deferred tax liabilities	(82,683)
Other non-current liabilities	(643)
Other current liabilities	(20,677)
Acquired identified assets	342,726
Non-controlling interests	(136,084)
Goodwill	48,839
Acquired net assets	255,481

The gross amounts of acquired receivables does not differ significantly from fair value.

Analysis of Cash Flow
Purchase price paid in cash (included in the Cash flow used in investing activities)	(204,867)
Cash equivalents in the acquired company (included in the Cash flow used in investing activities)	32,265
Acquisition costs attributable to the acquisition of subsidiaries (included in the Cash flow used in operating activities)	(7,020)

Note 16 Intangible Assets and Impairment Testing

	December 31,
	2020	2019
Licenses and similar rights
Cost at opening balance	16,066	—
Business combinations	411,414	—
Acquisition for the year	—	16,066
Exchange differences on translation	(13,365)	—
Cost at closing balance	414,115	16,066

Goodwill
Cost at opening balance	—	—
Business combinations	48,839	—
Exchange differences on translation	(1,587)	—
Cost at closing balance	47,252	—

Net book value	461,367	16,066

Intangible assets consist of licenses and similar rights of SEK 414,115 and goodwill of SEK 47,252.

Business combinations:

The acquisition of Genkyotex SA resulted in the Group acquiring the rights to the NOX platform and vaccine platform (SIIL agreement), as well as goodwill.

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The net book value of the NOX platform amounts to SEK 370,092 as of December 31, 2020. The NOX platform constitutes a technology, including the lead compound setanaxib, enables the identification of orally available small molecules which selectively inhibit specific NOX enzymes that amplify multiple disease processes such as fibrosis and inflammation. The estimated fair value of the NOX platform was determined using the discounted cash flow (DCF) method, adjusted for the likelihood of occurrence.

The net book value of the vaccine platform (SIIL agreement), which is an out-license agreement with Serum Institute of India (SIIL) for the use of a vaccine technology, amounts to SEK 27,957 as of December 31, 2020. The estimated fair value of the vaccine platform (SIIL agreement) and extensions was determined using the discounted cash flow (DCF) method, adjusted for the likelihood of occurrence.

Goodwill amounts to SEK 47,252 as of December 31, 2020 and for further information please see Note 15 Business Combinations.

Impairment Testing of Intangible Assets

Goodwill

The assessment of the value of the Group’s goodwill is based on the fair value less cost of disposals for the smallest cash-generating unit, which for Calliditas is deemed to be the full Group. The impairment measurement is based on a probabili ty-adjusted cash flow model, measured at Level 3 of the fair value hierarchy, where the most critical assumptions mainly consist of assumptions about the timing of potential commercialization, market size, market share and probability of reaching the market. The period for the forecast cash flow extends to 2035, where no terminal growth rate has been taken into account. As of December 31, 2020, the Group’s goodwill amounted to SEK 47,252. There is no impairment for the year ended December 31, 2020.

The following table shows the discount rate used:

	Year Ended December 31,
	2020	2019
Parameter, %
Discount rate	10.50	—

Intangible assets, not yet available for use

These significantly consist of the NOX platform, the vaccine platform (SIIL-agreement) and Budenofalk 3 mg oral capsule, which are tested, at least, annually for impairment requirement. The technology and the rights were reviewed for impairment individually. The assessment of the value of the technology and the rights is based on the fair value less cost of disposals of each individual asset. The fair value less cost of disposals is based on cash flows that are expected to be generated over the remaining life of the asset.

The following table shows the discount rate used:

	Year Ended December 31,
	2020	2019
Parameter, %
Discount rate NOX platform	18.8	—
Discount rate Vaccine platform	17.0	—
Discount rate Budenofalk 3 mg oral capsule	12.4	11.6

When the technology and the rights are tested for impairment requirement, a number of assumptions are made, where the most critical assumptions mainly consist of the timing of potential commercialization, market size, market share, probability of reaching the market and the discount rate. The earlier in the chain of development the project is, the higher the risk. As it passes through the defined phases of development, the likelihood of reaching the market increases. The review of the technology and the rights showed no impairment requirement.

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Note 17 Equipment

	December 31,
	2020	2019	2018
Cost at opening balance	118	813	813
Acquisition for the year	—	118	—
Disposal for the year	—	(813)	—
Exchange differences	(4)	—	—
Additional, through business combinations	100	—	—
Cost at closing balance	214	118	813

Depreciation at opening balance	(14)	(706)	(655)
Deprecation for the year	(37)	(44)	(51)
Disposal for the year	—	736	—
Depreciation at closing balance	(51)	(14)	(706)

Net book value	163	104	107

Depreciation on equipment are included in the consolidated statement of income under Administrative and selling expenses amounted to SEK 37, SEK 44 and SEK 51 for the year ended December 31, 2020, 2019 and 2018, respectively.

Note 18 Non-Current Financial Assets

	December 31,
	2020	2019	2018
Cost at opening balance	1,939	341	341
Bank guarantees granted	—	1,888	—
Reimbursement security deposit	—	(290)	—
Acquisition through business combinations	286	—	—
Net book value	2,225	1,939	341

Non-current financial assets comprise of bank guarantees/deposits amounted to SEK 2,225, SEK 1,939 and SEK 341 as of December 31, 2020, 2019 and 2018, respectively.

Note 19 Deferred Tax Assets and Deferred Tax Liabilities

Deferred tax assets and liabilities as of December 31, 2020

	Deferred Tax	Deferred Tax
	Assets	Liabilities	Net
Intangible assets	—	(92,523)	(92,523)
Personnel-related items	596	—	596
Tax loss carried forward	12,527	—	12,527
Other items	4	—	4
Total	13,127	(92,523)	(79,396)
Offsetting	(12,527)	12,527	—
Tax assets/liabilities, net	600	(79,996)	(79,396)

Tax losses carried forward of SEK 12,527 have been recognized as deferred tax assets in the statement of financial position as of December 31, 2020 due to future temporary differences that such losses can be used to offset.

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Change in deferred tax, 2020

			Increase through
	Cost at Opening Balance	Recognized in Profit or Loss	Business Combinations	Cost at Closing Balance
Intangible assets	—	—	(92,523)	(92,523)
Personnel-related items	—	596	—	596
Tax loss carried forward	—	—	12,527	12,527
Other items	—	4	—	4
Total	—	600	(79,996)	(79,396)

No deferred tax assets and deferred tax liabilities occurred for the financial year 2019 and for the financial year 2018.

Note 20 Financial and Non-Financial Assets and Liabilities

Financial and non-financial assets and liabilities as of December 31, 2020

		Financial
	Financial Assets	Assets
	Measured at	Measured	Non-	Total
	Fair Value through	at Amortized	Financial	Carrying
	Profit or Loss	Cost	Assets	Amount
Assets
Non-current financial assets	—	2,225	—	2,225
Other current assets	—	112	22,689	22,801
Cash	—	996,304	—	996,304
	—	998,641	22,689	1,021,330

	Financial Liabilities
	Measured at	Financial Liabilities	Non-	Total
	Fair Value through	Measured at	Financial	Carrying
	Profit or Loss	Amortized Cost	Liabilities	Amount
Liabilities
Provisions	48,969	—	6,392	55,361
Other non-current liabilities	—	878	—	878
Accounts payable	—	53,827	—	53,827
Other current liabilities	—	3,908	5,980	9,888
Accrued expenses and deferred revenue	—	24,890	16,496	41,386
	48,969	83,503	28,868	161,340

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Financial and non-financial assets and liabilities as of December 31, 2019

	Financial Assets
	Measured at	Financial Assets	Non-	Total
	Fair Value through	Measured at	Financial	Carrying
	Profit or Loss	Amortized Cost	Assets	Amount
Assets
Non-current financial assets	—	1,939	—	1,939
Account receivables	—	46,586	—	46,586
Other current assets	399	—	2,320	2,719
Cash	—	753,540	—	753,540
	399	802,065	2,320	804,784

	Financial Liabilities
	Measured at	Financial Liabilities	Non-	Total
	Fair Value through	Measured at	Financial	Carrying
	Profit or Loss	Amortized Cost	Liabilities	Amount
Liabilities
Other non-current liabilities	—	3,584	—	3,584
Accounts payable	—	24,384	—	24,384
Other current liabilities	—	2,486	908	3,394
Accrued expenses and deferred revenue	—	14,837	10,678	25,515
	—	45,291	11,586	56,877

Financial assets valued at fair value through profit or loss consist of currency options. As of December 31, 2020, there were no currency options outstanding since they had expired and as of December 31, 2019, currency options amounted to SEK 399. Currency options are valued at fair value based on calculation using the Black-Scholes option pricing model at Level 2 of the fair value hierarchy. Financial liabilities valued through profit or loss constitutes of contingent consideration in connection with the business combination of Genkytex SA of SEK 48,969 as of December 31, 2020. The fair value of contingent consideration is measured at Level 3 of the fair value hierarchy.

The carrying amount for other items above is an approximation of the fair value, which is why these items are not separated into levels according to the fair value hierarchy.

Note 21 Financial Risks

Through its operations, the Group is exposed to a variety of financial risks: credit risk, market risk (currency risk, interest rate risk and other price risk), refinancing risk, and liquidity risk. The Group’s overall risk management focuses on the unpredictability of the financial markets and it endeavors to minimize potentially unfavorable effects on the Group’s financial results.

The Group’s financial transactions and risks are managed centrally through the Group’s CFO and CEO. The overall objective for financial risks is to provide cost-efficient financing and liquidity management and to ensure that all payment commitments are managed in a timely manner.

The Board prepares written policies for both the overall risk management and for specific areas, such as credit risks, currency risks, interest rate risks, refinancing risks, liquidity risks and the use of derivative instruments and investment of surplus liquidity.

Credit Risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument, leading to a financial loss for the Group. The Group’s exposure to credit risk is limited to deposits with banks with high credit ratings, which means the Group is of the opinion that there is no material credit risk, and accordingly no provision for credit risk is recognized.

Credit risk accounts receivable

The payment terms amount to 20 business days depending on the counterparty.

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Days past due, but not impaired, receivables on the closing day is given below. There is no reserve for bad debts and no recognized credit losses.

	December 31,
	2020	2019	2018
Days past due account receivables	—	—	—
Not due account receivables	—	46,586	—
Total	—	46,586	—

The credit quality of receivables that are not past due or written down is deemed to be good. See Note 3 Revenue from Contracts with Customers for further information.

Market Risks

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. The type of market risk that impacts the Group is currency risk. The Group does not currently have any loans or holdings that expose the group to interest rate risk or other price risk.

Foreign Currency Risk

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. The primary exposure derives from the Group’s purchases in foreign currencies. This exposure is known as transaction exposure. Currency risk is also found in the translation of the assets and liabilities of foreign operations to the Parent Company’s functional currency, known as translation exposure.

Transaction Exposure

Transaction exposure from contracted payment flows in foreign currency is limited in the Group. Refer to the table below for exposure in each currency.

		Operating
Currency Exposure 2020 (%)	Revenue	Expenses
USD	100%	35%
EUR	—	36%
GBP	—	6%
SEK	—	23%

		Operating
Currency Exposure 2019 (%)	Revenue	Expenses
USD	100%	22%
EUR	—	54%
GBP	—	3%
SEK	—	21%

		Operating
Currency Exposure 2018 (%)	Revenue	expenses
USD	—	10%
EUR	—	52%
GBP	—	2%
SEK	—	36%

As presented in the table above, the Group’s primary transaction exposure is in Euro and U.S. dollar. A 10%stronger Euro against the Swedish Krona would have a negative impact on profit after tax and equity of approximately SEK 10,247 (SEK 10,246, SEK 6,006). A 10% stronger U.S. dollar against the Swedish Krona would have a negative impact on profit after tax and equity of approximately SEK 9,979 (pos. SEK 14,359, neg. SEK 1,115).

Translation Exposure

The Group also has translation exposure that arises on the translation of earnings and net assets of foreign subsidiaries to the Swedish Kronor. Translation against U.S. dollar amounted to SEK 1,256 as of December 31, 2020. A 10% stronger Swedish Krona against the

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U.S. dollar would have a positive impact on equity of approximately SEK 126. Translation against Euros amounted to SEK 26,673 as of December 31, 2020. A 10% stronger Swedish Krona against Euros would have a positive impact on equity of approximately SEK 2,667.

The Group also has a translation exposure arising from the translation of foreign trade debt to the Swedish Kronor. This exposure amounted to SEK 15,811 (SEK 5,866, SEK 3,202) at the closing date in U.S. dollars and SEK 28,806 (SEK 14,817, SEK 15,701) in Euros. A 10% stronger U.S. dollar against the Swedish Krona would have a negative impact on profit after tax and equity of approximately SEK 1,581 (SEK 587, SEK 320). A 10% stronger Euro against the Swedish Krona would have a negative impact on profit after tax and equity of approximately SEK 2,881 (SEK 1,482, SEK 1,570).

Refinancing Risk

Refinancing risk refers to the risk that cash are not available and the risk that financing cannot be secured at a reasonable cost or at all. The Group is currently financed by equity and thus is not exposed to risks related to external loan financing. Accordingly, the primary risks pertain to the risk of not securing additional contributions and investments from the owners.

Liquidity Risk

Liquidity risk is the risk that the Group encounters difficulties in meeting its obligations associated with financial liabilities. The Board manages liquidity risks by continuously monitoring cash flow so that it can reduce liquidity risk and ensure its solvency. Given that the Parent Company currently does not have its own earning ability, the Board carries out long-term work with owners and independent investors to ensure that liquidity is available to the Parent Company when a need arises.

The Group’s contractual and undiscounted interest payments and repayments of financial liabilities are presented in the table below. Amounts in foreign currency were translated to SEK at the closing day rate. Financial instruments with variable interest rates were measured at the rate on the closing date. Liabilities were included in the earliest period when repayment is required. For future lease payments see Note 8 Leases.

Maturity analysis

	December 31, 2020
	<6 months	6-12 months	>12 months
Accounts payable	53,827	—	—
Other current liabilities	7,934	1,954	—
Accrued expenses	34,833	6,552	—

	December 31, 2019
	<6 months	6-12 months	>12 months
Accounts payable	24,384	—	—
Other current liabilities	2,151	1,243	—
Accrued expenses	21,982	2,659	—

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Note 22 Prepaid Expenses

	December 31,
	2020	2019
Prepaid rental charges	—	771
Prepaid insurance premiums	10,743	—
Prepaid expenses for research and development	640	2,854
Prepaid transaction costs	—	14,662
Other prepaid expenses	6,363	—
Total	17,746	18,287

Note 23 Cash

	December 31,
	2020	2019	2018
Available balances	996,304	753,540	646,175
Total	996,304	753,540	646,175

Cash refer to cash at banks and are primarily in Swedish Kronor.

Adjustments for non-cash items in the consolidated statements of cash flows:

	Year Ended December 31,
	2020	2019	2018
Depreciation	2,823	1,822	51
Change in Provisions	6,634	175	—
Share-based payments	6,012	249	—
Other items	(4)	62	—
Total	15,465	2,308	51

Reconciliation of liabilities from financing activities

	Non-Cash-Items
			Additional	Business	Exchange
	January 1, 2020	Cash-Flow	Agreement	Combinations	Differences	December 31, 2020
Lease liabilities	6,070	(3,972)	98	2,677	(87)	4,786
	6,070	(3,972)	98	2,677	(87)	4,786

	Non-Cash-Items
			Additional	Termination	Exchange
	January 1, 2019	Cash-Flow	Agreement	of Agreement	Differences	December 31, 2019
Lease liabilities	1,819	(1,652)	7,527	(1,624)	—	6,070
	1,819	(1,652)	7,527	(1,624)	—	6,070

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Note 24 Group Companies

		Country of	% Equity	% Equity
Company	Principal Activities	Incorporation	Interest 2020	Interest 2019
Parent Company
Calliditas Therapeutics AB	Research and development of pharmaceuticals	Sweden	—	—

Subsidiaries
Nefecon AB	Administration of incentive programs issued by the Parent Company	Sweden	100%	100%
Calliditas Therapeutics Inc	Pre-commercialization activities in the United States	United States	100%	100%
Genkyotex SA	Research and development of pharmaceuticals	France	86.2%	—
Genkyotex Suisse SA	Research and development of pharmaceuticals	Switzerland	—	—

The former subsidiary Pharmalink Oncology AS ceased through voluntary liquidation, as no operations were conducted for the year ended December 31, 2020. For further information on the business combination of Genkyotex SA, see Note 15 Business Combinations.

Note 25 Equity

Share capital and other contributed capital

			Additional
	Number	Share	Paid-in
	of Shares	Capital	Capital
As of January 1, 2018	16,673,000	667	352,959
Premiums from warrants issuance	—	—	2,826
Contributions from shareholders	—	—	29,999
Interest from capital contributions from shareholders	—	—	3,059
Share-based payment	—	—	—
Offset issue	2,114,903	84	(84)
New share issue	16,414,444	657	683,560
As of December 31, 2018	35,202,347	1,408	1,072,319

As of January 1, 2019	35,202,347	1,408	1,072,319
Premiums from warrants issuance	—	—	2,834
Share-based payment	—	—	249
New share issue	3,505,291	140	199,262
As of December 31, 2019	38,707,638	1,548	1,274,664

New share issue*	9,937,446	397	793,304
Exercise of warrants	1,296,500	52	59,199
Share-based payment	—	—	6,012
As of December 31, 2020	49,941,584	1,998	2,133,179

*   Initial public offering on The Nasdaq Global Select Market in the United States in June 2020 and the following exercise of the partial over-allotment option from the IPO in July 2020.

Share Capital

All shares have been fully paid and no shares are reserved for sale. All shares are common shares, confer the same entitlement to capital, and carry one vote. The quotient value is SEK 0.04 per share. No shares are held in treasury by the Parent Company or its subsidiaries.

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Additional Paid-in Capital

Additional paid-in capital is comprised of capital contributed by the Parent Company’s owners, in the event of share premiums arising on share subscription, warrants premiums and accounted capital from warrants, and other financing treated as equity.

Translation Reserve

The reserves pertain in their entirety to translation reserves. The translation reserve includes all exchange rate differences arising on the translation of the financial statements from foreign operations.

	December 31,
	2020	2019	2018
Opening balance	(45)	(34)	(40)
Change for the year ended	(6,045)	(11)	6
Closing balance	(6,090)	(45)	(34)

Note 26 Provisions

Provisions as of December 31, 2020

	Social Security Costs on
	Share-Based Payment	Contingent Consideration	Other Provisions	Provisions Net
Opening balance	175	—	—	175
Provisions for the year	4,797	50,614	1,443	56,855
Exchange differences	—	(1,645)	(24)	(1,669)
Total	4,972	48,969	1,419	55,361

Provisions as of December 31, 2019

	Social Security Costs on	Contingent
	Share-Based Payment	Consideration	Other Provisions	Provisions Net
Opening balance	—	—	—	—
Provisions for the year	175	—	—	175
Total	175	—	—	175

Social Security Costs on Share-Based Payment

Refers to social security costs related to share-based payment. There is uncertainty as to when social security costs for share-based payments will be paid in the future, and what amount they will ultimately be adjusted to as it is dependent on market values at the time when performance shares are used.

Contingent Consideration

In connection with the business combination of Genkyotex SA, the Group has undertaken to make potential future milestone payments relating to contingent consideration, provided that future regulatory approvals or marketing authorizations regarding setanaxib are obtained. The transaction stipulates the following contingent consideration:

●	Milestone 1: EUR 30.0 million if Genkyotex is granted the right to commercially manufacture, market and sell setanaxib in the United States by the FDA.
●	Milestone 2: EUR 15.0 million if Genkyotex is granted the right to commercially manufacture, market and sell setanaxib in the European Union by the European Commission.
●	Milestone 3: EUR 10.0 million if Genkyotex is, by the FDA or European Commission, granted the right to commercially manufacture, market and sell setanaxib in the United States or European Union for the treatment of IPF or Type 1 Diabetes.

The fair value of contingent consideration is measured at Level 3 of the fair value hierarchy. Contingent consideration is recognized as a financial liability in the consolidated statements of financial position, which is revalued at fair value each reporting period. Any revaluation gains and losses are recognized in the consolidated statements of income. The contingent consideration has been computed in accordance with the present value method and the probability has been taken into account if and when the various milestones will

39

occur. The calculations are based on a discount rate of 10.0 percent. The most significant input affecting the valuation of the contingent consideration is the company’s estimate of the probability of the milestones being reached.

Note 27 Pension Liabilities

Defined-Benefit Pension Plan

The defined-benefit pension obligations are based on actuarial principles. Calliditas has defined-benefit pension plans for the subsidiaries in France and Switzerland. The present value of the obligation includes special payroll tax, in accordance with IAS 19, for the Swiss pension plans. Pension expenses are recognized under research and development expenses and administrative and selling expenses in the consolidated statements of income.

Net obligation per country

December 31,
2020
Switzerland	(8,124)
France	(172)
Total	(8,296)

Changes in the defined-benefit pension obligations

	Defined Benefit	Defined Benefit		December 31, 2020
	Plan Obligation	Plan Obligation	Fair Value of Plan	Employee Benefit
	(Switzerland)	(France)	Assets (Switzerland)	Obligations
January 1, 2020	—	—	—	—

Business combinations	(19,565)	(211)	10,673	(9,103)

Service costs	(567)	(6)	—	(573)
Interest expense	(10)	—	6	(4)
Curtailment	(20)	—	10	(10)
Employee contribution	—	—	45	45
Subtotal included in the statement of consolidated operations	(597)	(6)	61	(542)

Amounts paid/received	(410)	—	410	0

Return on assets (excluding interest expenses)	—	—	(5)	(5)
Actuarial gains/(losses) related to changes in demographic assumptions	1,858	45	—	1,903
Actuarial gains/(losses) related to changes in financial assumptions	(273)	—	—	(273)
Other actuarial gains/(losses)	(411)	—	—	(411)
Subtotal included in other items of comprehensive income	1,174	45	(5)	1,214

Employer contributions	—	—	47	47
Currency translation effect	205	—	(117)	88
December 31, 2020	(19,193)	(172)	11,069	(8,296)

Distribution by plan assets (Switzerland)

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December 31,
2020
Cash	244
Bonds	6,365
Mortgage loans	1,516
Shares	365
Real estate	1,638
Other investments	941
Total	11,069

Of the plan assets above, SEK 6,365 has a quoted price in an active market.

For pension obligations in France, there are no plan assets.

Risks connected to defined-benefit pension plans

Through its defined-benefit pension plans for post-employment benefits, the Group is exposed to a number of risks. The most significant risks are:

Life expectancy assumption: Most of the pension commitments entail that the employees covered by the plan will receive life-long benefits and, accordingly, the longer life expectancy assumptions will result in higher pension liabilities. This is particularly significant in the Swiss plan, in which inflation increases result in higher sensitivity to changes in life expectancy assumptions.

Inflation risk: Some of the plan’s pension commitments are linked to inflation. Higher inflation leads to higher liabilities (although, in most cases, a ceiling has been set for the level of inflation to protect the plan against exceptional increases in inflation). Most of the plan assets are either unaffected by (fixedrate bonds), or weakly correlated with (shares) inflation, which means that an increase in inflation will also increase the deficit.

Discount rate: A decrease in the interest rate on corporate bonds will increase the liabilities of the plan, although this will partially be offset by an increase in the value of the bond holdings. The Swiss pension plan is covered by The Swiss Federal Act on Occupational Retirement, Survivor’s and Disability Pension Plans (BVG).

The French pension plan is covered by the labor law and the collective bargaining agreement of the pharmaceutical industry. The Swiss and French plans are based on final salary.

Actuarial assumptions on the balance sheet date

	December 31,
	2020
Swiss pension plan
Discount rate	0.15%
Mortality table	LPP 2020 generation
Salary revaluation rate	1.00%
Retirement pension inflation rate	0.50%
Deposit rate on savings accounts	1.00%
Turnover rate	10.00%
Remaining life expectancy after retirement	23.3	years
Retirement age	65	years

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Sensitivity analysis

December 31,
2020
Pension commitments under current assump- tions for Swiss pension plans	19,365
Discount rate , -0.5%	21,631
Discount rate , +0.5%	17,139
Retirement pension inflation rate, -0.5%	18,241
Retirement pension inflation rate, +0.5%	20,257
Salary revaluation rate, -0.5%	18,802
Salary revaluation rate, +0.5%	19,605

The amounts above show what the value of the pension obligation would have been assuming the change in the individual assumption. The sensitivity analyses are based on a change in one assumption, with all other assumptions remaining constant. In practice, this is highly unlikely to occur and some of the changes in the assumptions may be correlated. When calculating the sensitivity of the defined-benefit obligations to significant actuarial assumptions, the same method (present value of the defined-benefit obligation applying the projected unit credit method at the end of the reporting period) has been applied as when calculating the pension liability recognized in the consolidated statements of financial position

As the defined benefit pension plans in France are deemed to be insignificant for the Group, no further information has been provided.

For the 2021 financial year, contributions to plans for post-employment benefits are expected to be SEK 805. The weighted average maturity of the obligation is an estimated 23.3 years.

There are no defined-benefit pension plans for the financial year 2019 and the financial year 2018.

Note 28 Accrued Expenses and Deferred Revenue

	December 31,
	2020	2019
Accrued salaries and Board fees	8,134	4,726
Vacation pay liabilities	4,921	1,904
Social security costs	3,440	2,975
Accrued expenses for research and development	14,135	1,176
Deferred revenue	—	874
Accrued expenses for administrative and selling	10,756	4,144
Other accrued expenses	—	9,716
Total	41,386	25,515

Note 29 Related-Party Transactions

For information regarding remuneration of executive management, refer to Note 9 Employees and Personnel Costs and Note 10 Share-Based Payments.

There are no additional agreements or transactions with related parties, other than those described in Notes 9 Employees and Personnel Costs and 10 Share-Based Payments.

Note 30 Pledged Assets, Contingent Liabilities and Other Obligations

The Group is required to pay Kyowa Kirin Services Ltd., f/k/a Archimedes Development Ltd (“Archimedes”) a fixed royalty of 3% of net sales of Nefecon, if approved, covered by the license in according to the Group’s agreement with Archimedes pursuant to which Calliditas were granted (i) an exclusive license to joint intellectual property developed with Archimedes and (ii) a non-exclusive license to certain of Archimedes’ know-how as necessary or useful to develop and commercialize Nefecon or other product candidates.

The Group has exclusive rights to use, develop and market the formulation under the license agreement with Archimedes, and Archimedes only has rights to royalties when the product is sold in the future. The Group will then have an obligation to pay a low

42

single digit percentage of royalties based on net sales until the exclusive license for the patent covering the formulation of Nefecon expires in 2029.

The Group has pledged assets amounted to SEK 2,336 and SEK 1,938 as of December 31, 2020 and 2019, respectively, which consist of restricted bank accounts and lease deposits. The assets are pledged for the benefit of certain leaseholders and other suppliers. The Group has no other obligations.

Note 31 Events After the Reporting Period

In January 2021, Calliditas shared the clinical development plan for setanaxib and addition-al data from Part A of NefIgArd study at the R&D Day.

In March 2021, Calliditas submitted an application to the US Food and Drug Administration (FDA) for approval of Nefecon for the treatment of IgA nephropathy.

In April 2021, Nefecon was granted accelerated assessment procedure by European Medicine Agency’s (EMA) for the treatment of IgA nephropathy.

Note 32 Key Figure Definitions and Reconciliations of Alternative Performance Measures

Equity ratio at the end of the year in %	The ratio at the end of respective period is calculated by dividing total equity attributable to equity holders of the Parent Company by total assets.	The equity ratio measures the proportion of the total assets that are financed by shareholders.
Research and development expenses/Total operating expenses in %	Research and development expenses, divided by total operating expenses, which is the sum of research and development expenses, administrative and selling expenses, other operating income and expenses.

The key performance indicator helps the reader of the interim financial statements to analyse the portion of the Groups expenses that are attributable to the Group’s research and development activities.

	Year Ended December 31,
	2020	2019	2018
Expenses relating to research and development/operating expenses, %
Research and development expenses	(241,371)	(149,826)	(99,260)
Administarative and selling expenses	(141,724)	(62,882)	(31,132)
Other operating income/expenses	2,501	(140)	(2,090)
Total operating expenses	(380,594)	(212,848)	(132,482)
Expenses relating to research and development/operating expenses, %	63%	70%	75%

	December 31,
	2020	2019
Equity ratio at the end of the year %
Equity attributable to equity holders of the Parent Company at the end of the year	1,210,491	788,071
Total assets at the end of the year	1,506,450	845,200
Equity ratio at the end of the year %	80%	93%

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